Coopers & Lybrand Letterhead


May 1, 1998


Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549


This is our letter pursuant to Regulation S-K item 304(a)(3).

We have read the statements made by Golden State Transport Corporation, Golden State Petro (IOM-A) PLC and Golden State Petro (IOM-B) PLC (copy attached), which we understand have been filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K/AI report dated April 27, and 8-K/A2 dated May 6, 1998. We believe the following additional information is required in order to adequately respond to the requirements of Regulation S-K item 304(a)(1) and for us to agree with the form 8-K/Al and 8-K/A2.

During the course of auditing the financial statements of affiliates of the Registrant, Coopers & Lybrand L.L.P.("C&L") informed the management of the affiliates and the Registrant (collectively, "Management") that we were no longer willing to rely on the representations of Management because:

         o Management had provided misinformation to a lender concerning the status of a C&L audit of an affiliate of the Registrant, and Management delayed in correcting such information for a period of two weeks after being notified by C&L of this matter.

         o Management had failed to disclose to C&L that a lender had accelerated debt and that a complaint had been filed against the lender by the affiliate.

         o Management had asserted that it had provided C&L with minutes of all meetings of the board of directors and when C&L requested a management representation to that effect, additional minutes and information were provided to C&L.

In addition, we do not agree with the statement in the 8-K/AI that "management advised C&L that it believed that the disclosures described above were made to C&L by management in a timely manner." No such communication by Management occurred.

                                                  Very truly yours,



                                                  /s/ Coopers & Lybrand L.L.P.